SAKS INCORPORATED ANNOUNCES SEPTEMBER
COMPARABLE STORE SALES INCREASE OF 3.2%

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (October 6, 2005)--Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that for the five weeks ended October 1, 2005 compared to the five weeks ended October 2, 2004, total Company comparable store sales increased 3.2% and total sales decreased 10.0%. By segment, comparable store sales increased 4.3% for SDSG and increased 2.0% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.

The Company completed the sale of its SDSG Proffitt’s/McRae’s business to Belk, Inc. effective Midnight on July 2, 2005. Therefore, Proffitt’s/McRae’s sales are included in prior year sales and in current year sales through June 2005 (fiscal month ended July 2, 2005). Beginning in July 2005 (fiscal month beginning July 3, 2005), Proffitt’s/McRae’s sales are excluded from total company and comparable sales.

For the five weeks ended October 1, 2005 compared to the five weeks ended October 2, 2004, owned sales were:
			Total	Comparable
	This Year	Last Year	(Decrease)	Increase
SDSG	$262.5	$309.4	(15.2%)	4.3%
SFAE	250.0	259.8	(3.8%)	2.0%
Total	$512.5	$569.2	(10.0%)	3.2%

At SFAE, three days of a “Double Points” proprietary credit card event were shifted from September last year into October this year, negatively affecting September 2005 sales.

The Saks Fifth Avenue store in New Orleans suffered substantial damage related to Hurricane Katrina and is closed indefinitely. Consequently, this store has been removed from the comparable store sales calculation. Total sales for September 2005 were negatively affected by approximately $4.5 million due to the store closing.

Merchandise categories with the best sales performances for SDSG in September were furniture, cosmetics, accessories, intimate apparel, junior’s apparel, and shoes. Categories with the softest sales performances for SDSG in September were women’s moderate sportswear, women’s petite sportswear, and home. Categories with the best sales performances for SFAE in September were women’s and men’s contemporary sportswear, men’s accessories, handbags, and women’s European designer collections. Categories with the softest performances for SFAE in September were private brand, women’s bridge apparel, and Salon Z (women’s large sizes).

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For the two months ended October 1, 2005 compared to the two months ended October 2, 2004, owned sales were:
			Total	Comparable
	This Year	Last Year	(Decrease)	Increase
SDSG	$451.8	$557.0	(18.9%)	0.3%
SFAE	419.1	425.8	( 1.6%)	3.3%
Total	$870.9	$982.8	(11.4%)	1.7%

On a year-to-date basis, for the eight months ended October 1, 2005 compared to the eight months ended October 2, 2004, owned sales were:
			Total		Comparable
			Increase		Increase
	This Year	Last Year	(Decrease)		(Decrease)
SDSG	$2,014.0	$2,177.1	(7.5%	)	(0.1%	)
SFAE	1,702.4	1,674.3	1.7%		4.5%
Total	$3,716.4	$3,851.4	(3.5%	)	2.0%

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 55 Saks Fifth Avenue stores, 50 Saks Off 5th stores, and saks.com. The Company also operates its Saks Department Store Group (SDSG) with 181 department stores under the names of Parisian, Younkers, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store and 53 Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,”“will,”“intend,”“plan,”“project,”“expect,”“anticipate,”“should,”“would,”“believe,”“estimate,”“contemplate,”“possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the SEC and the inquiry opened by the United States Attorney for the Southern District of New York into the matters that were the subject of the Audit Committee’s investigations; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation; the availability of funds, either through cash on handor the Company’s revolving credit facility, to repay any amounts due should any notes become accelerated; decisions by

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merchandise and other vendors to restrict or eliminate customary trade and other credit terms for the Company’s future merchandise orders and other services, which could require the Company to pay cash or secure letters of credit for such orders and which could have a material adverse effect on the Company’s liquidity position and financial condition; and the delay in the filing with the SEC of the Company’s Form 10-K for the fiscal year ended January 29, 2005 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2005 and July 30, 2005 and the consequences thereof. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 29, 2005 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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